EXHIBIT 99.2


                      MACQUARIE SECURITISATION LIMITED
                    OFFICER'S CERTIFICATE OF COMPLIANCE

         The undersigned officer of Macquarie Securitisation Limited, a company organized under the laws of New South Wales, Australia ("MSL"), hereby certifies on behalf of MSL and on his own behalf for purposes of the Class A and Class B Mortgage Backed Floating Rate Notes (collectively, the "Notes"), as follows:

         1.   I am a duly appointed, qualified and acting Director of MSL;

         2. I am duly authorized to execute and deliver this Officer's Certificate on behalf of MSL; and

         3. To the best of my knowledge, the Issuer Trustee has complied with all conditions and covenants under the Transaction Documents for the PUMA Global Trust No. 1 issue of Notes for the period between the Closing Date and March 31, 2002.

         Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the sub-fund notice related to the above-referenced issue of Notes.

         IN WITNESS WHEREOF, I have signed my name as of June 27, 2002.

                                    By:  /s/ Philip J. Richards
                                       ------------------------------------
                                    Name: Philip J. Richards
                                    Title: Director